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                          CARDIOVASCULAR DYNAMICS, INC.
            STATEMENT REGARDING THE COMPUTATION OF NET LOSS PER SHARE
                    (In thousands, except per share amounts)


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
                                                    Three Months Ended September 30,      Nine Months Ended September 30,
                                                         1998              1997               1998              1997
                                                    --------------   ---------------      ------------      -------------
Numerator:
Net Loss                                               ($1,369)          ($2,066)           ($5,193)          ($3,253)
                                                       -------           -------            -------           -------

Net loss used for basic and diluted loss per
share -- loss attributable to common
stockholders                                           ($1,369)          ($2,066)           ($5,193)          ($3,253)
                                                       =======           =======            =======           =======

Denominator:
Denominator for basic and diluted loss per share--
  weighted average common shares outstanding             8,854             9,107              8,857             9,098
                                                       =======           =======            =======           =======

Basic and diluted net loss per share                   ($ 0.16)          ($ 0.23)           ($ 0.59)          ($ 0.36)
                                                       =======           =======            =======           =======
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